SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8 - K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

February 8, 2005
(Date of Report; Date of earliest event reported)

BORDERS GROUP, INC.

(Exact name of registrant as specified in its charter)

Michigan	1-13740	38-3294588
(State or other jurisdiction of	(Commission file number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

100 Phoenix Drive, Ann Arbor, Michigan 48108
(Address of principal executive offices with zip code)

(734) 477-1100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 Results of Operations and Financial Condition.

On February 9, 2005, Borders Group, Inc. issued a press release regarding its sales results for the fourth quarter of fiscal 2004 ended January 23, 2005. A copy of the press release is attached hereto as Exhibit 99.4.

The information contained in this Current Report, including the exhibit, is being furnished to the Securities and Exchange Commission and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any filing of Borders Group, Inc., whether made before or after the date hereof, regardless of any general incorporation language in such filing.

ITEM 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Complete Interim Review

(a) Based on a review of the Company’s lease–related accounting policies, the Company is correcting its computation of depreciation relating to leasehold improvements and its classification of landlord allowances. On February 8, 2005, the Audit Committee of the Company's Board of Directors adopted a recommendation of the Company's management to restate the Company's financial statements for the years ended January 25, 2004 and for the first three quarters of fiscal 2004. As a result, the Company’s statements of operations, balance sheets, statements of cash flows, and statements of stockholders' equity for periods ended October 24, 2004 and earlier should no longer be relied on because of errors in such financial statements. The Audit Committee discussed the matters disclosed in this Item 4.02 (a) with Ernst & Young LLP, the Company's independent registered public accounting firm.

Since fiscal 2000, the Company has depreciated leasehold improvements relating to leased properties over the shorter of the assets’ estimated useful lives or the initial lease terms, excluding any renewal options. This is consistent with the Company’s utilization of initial lease terms in its calculation of straight-line rent expense, including periods prior to fiscal 2000. For Borders stores opened in fiscal 1999 and earlier, however, the Company depreciated leasehold improvements over a 20-year period while the straight-line rent expense in those same years was computed over the initial lease terms, which in some cases were less than 20 years. Therefore, to ensure compliance with generally accepted accounting principles, the Company is correcting its calculation of its depreciation of leasehold improvements to utilize the shorter of their estimated useful lives or the initial terms of the related leases.

The primary effect of this non-cash correction, similar to those recently announced by several restaurant and retail companies, will be to accelerate the depreciation of leasehold improvements on leased properties. The cumulative effect of the corrections is anticipated to decrease beginning shareholders’ equity in fiscal 2004 approximately $14.6 million, or 1%. Earnings per share for fiscal 2002 through 2004 are expected to decrease by approximately $0.03 per year. The impact on future years’ earnings is not expected to be significant.

In addition, the Company is changing its classification of landlord allowances on the balance sheets and statements of cash flows. Historically, landlord allowances have been classified on the Company’s balance sheets as reductions of property and equipment, and have been classified as a reduction in capital expenditures, an investing activity, on the Company’s statements of cash flows. In order to comply with the provisions of FASB Technical Bulletin No. 88-1, “Issues Relating to Accounting for Leases” (FTB 88-1), however, the Company will classify landlord allowances as deferred rent liabilities (in other long-term liabilities) on the Company’s balance sheets, and as an operating activity on the Company’s statements of cash flows. Separately, the Company has historically complied with the provisions of FTB 88-1 in classifying the amortization of landlord allowances as a reduction of occupancy expenses in its statements of operations.

This non-cash correction will not materially impact the Company’s statements of operations. Property and equipment on the Company’s balance sheet at October 24, 2004 will increase approximately $117.4 million, or 22%, and other long-term liabilities will increase by the same dollar amount. This adjustment represents 5% of total assets and 8% of total liabilities at October 24, 2004. In addition, although not changing net cash flows, the correction will increase operating cash flows and capital expenditures (within investing cash flows) in equal amounts.

These estimates are subject to change as the Company completes its preparation of the restated financial statements.

SAFE HARBOR STATEMENT

Forward-looking statements in this report should be read in conjunction with the Safe Harbor Statement in Exhibit 99.4.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

BORDERS GROUP, INC.
(Registrant)

Date: February 9, 2005	By: /s/ Edward W. Wilhelm
Edward W. Wilhelm
Senior Vice President and
Chief Financial Officer
(Principal Financial and
Accounting Officer)

EXHIBIT INDEX

DESCRIPTION OF EXHIBITS

(c)	Exhibits:
	99.4	Press Release issued by Borders Group, Inc. on February 9, 2005.